EXHIBIT 10.66

Board of Directors Actions in Increasing Compensation for Non-Employee Directors.

On July 28, 2011, the Board of Directors took the following actions, to be effective January 1, 2012:

1.	Increased the stock retainer from 800 to 900 common shares per quarter.

2.	Increased the annual cash fee for Board meetings from $4,800 to $6,500.